Exhibit (a)(4)

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

ARTICLES OF AMENDMENT

Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended by deleting the first two sentences of Section 6.1 of Article VI and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue one billion (1,000,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), of which one hundred million (100,000,000) shares are designated as Class S shares of Common Stock, one hundred million (100,000,000) shares are designated as Class T shares of Common Stock, one hundred million (100,000,000) shares are designated as Class D shares of Common Stock, four hundred million (400,000,000) shares are designated as Class I shares of Common Stock, and three hundred million (300,000,000) shares are undesignated shares of Common Stock. The aggregate par value of all authorized shares of stock having par value is $1,000,000.”

SECOND: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”).

THIRD: Immediately prior to the foregoing amendment, the Corporation had authority to issue seven hundred million (700,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), of which one hundred million (100,000,000) shares were designated as Class S shares of Common Stock, one hundred million (100,000,000) shares were designated as Class T shares of Common Stock, one hundred million (100,000,000) shares were designated as Class D shares of Common Stock, and four hundred million (400,000,000) shares were designated as Class I shares of Common Stock. The aggregate par value of all authorized shares of all classes of stock having par value was $700,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is one billion (1,000,000,000) shares of Common Stock, of which one hundred million (100,000,000) shares are designated as Class S shares of Common Stock, one hundred million (100,000,000) shares are designated as Class T shares of Common Stock, one hundred million (100,000,000) shares are designated as Class D shares of Common Stock, four hundred million (400,000,000) shares are designated as Class I shares of Common Stock, and three hundred million (300,000,000) shares are undesignated shares of Common Stock. The aggregate par value of all authorized shares of all classes of stock having par value is $1,000,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the MGCL is not changed by the foregoing amendment of the Charter.

SIXTH: These Articles of Amendment shall become effective at 12:00 p.m., Eastern Time, on February 12, 2026.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12th day of February, 2026.

ATTEST:		CLARION PARTNERS REAL ESTATE INCOME FUND INC.

/s/ Marc A. De Oliveira		By:	/s/ Jane E. Trust	(SEAL)
Name:	Marc A. De Oliveira	Name:	Jane E. Trust
Title:	Secretary and Chief Legal Officer	Title:	President and Chief Executive Officer